Exhibit 10.10

2013 Converted Award Agreement

under the

ING U.S., Inc.

2013 Omnibus Employee Incentive Plan

Number of Deferred Shares (2013 LTI Grant) =

As a result of the initial public offering (“IPO”) of ING U.S., Inc. (“ING U.S.”), awards previously granted to you under the ING Groep N.V. (“ING Group”) Long Term Sustainable Performance Plan (“Prior Awards”) have been automatically converted into Awards (“Converted Awards”) to you pursuant to the ING U.S., Inc. 2013 Omnibus Employee Incentive Plan (the “Plan”). The Converted Awards are subject to the terms and conditions of the Plan and as set forth below in this agreement (the “Agreement”). Your personal details listed above, together with these terms and conditions, constitute your Agreement.

This 2013 Agreement will govern the terms and conditions of the Converted Award from and after the time of the IPO. Your acceptance of the Prior Awards constituted your irrevocable consent to the terms and conditions set forth herein.
Article 1 - General

1.1
Capitalized terms used but not defined in this Agreement shall, unless the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2
The provisions of this Agreement shall govern and prevail in the event of any conflict with the Plan. Any conflicting or inconsistent term of this Agreement shall be interpreted and implemented by the Committee in a manner consistent with the Plan.

1.3	The Grantee has read the Plan, and accepts and agrees to the terms and conditions thereof.

1.4
Number of Deferred Shares. The number of Deferred Shares (2013 LTI Grant) indicated on the top of the first page of this Agreement has been determined by multiplying each Deferred Share subject to your Prior Award by a fraction, the numerator of which is the average of the closing price on The New York Stock Exchange of one ADR or BDR, as applicable, representing one ordinary share of ING Group, for each of the five trading days immediately preceding the date of the closing of the IPO and the denominator of which is the price to the public (as specified on the cover of the final IPO-related prospectus) of one share of common stock of ING U.S. in the IPO. To the extent the calculation did not result in a whole number, the figure was rounded up to avoid fractional shares.

Article 2 - Award of Converted Awards

2.1	Nature of the Converted Awards. The Converted Awards made under Article 2 of this Agreement constitute a conditional right to receive a number of shares of Common Stock equal to the number of Deferred Shares (2013 LTI Grant), as indicated at the top of the first page of this Agreement and calculated as described in Article 1.4, and subject to Article 3.1.

2.2	Grant Date of Award. The grant date of the Converted Awards is May 7, 2013.

2.3	Consideration. No consideration is payable by the Grantee in respect of the Converted Awards.

Article 3 - Vesting and Delivery of Converted Awards

3.1
Deferred Shares (2013 LTI). Subject to Articles 3.2 and 3.3 below, this Converted Award will Vest in three tranches, being 50% on March 27, 2015, 25% on March 27, 2016 and 25% on March 27, 2017 (each, a “Vesting Date”), provided that the Grantee is still Employed by the Company on the respective Vesting Date. Any fractional shares that would otherwise vest on a Vesting Date will vest on the final Vesting Date. In the event there are any fractional shares on the final Vesting Date, the number of Deferred Shares that vest on that final Vesting Date will be rounded up to the nearest whole share. One share of Common Stock shall be delivered to the Grantee in respect of each vested Deferred Share as soon as practicable following each of the respective Vesting Dates but in any event no later than the end of the calendar year in which any such Vesting Date occurs.

3.2	Termination of Employment - Deferred Shares.

(a)	If Grantee ceases to be Employed by the Company prior to an applicable Vesting Date by reason of:

(i)	injury or Total and Permanent Disability (evidenced to the satisfaction of the Company); or

(ii)	early retirement by agreement of the Committee; or

(iii)	by virtue of retirement on reaching his or her permitted retirement age as determined in the applicable retirement benefit program, statutory or otherwise; or

(iv)	termination of Employment by the Company due to Business Conditions (including, but not limited to, Redundancy) or a business divestiture that forms part of ING U.S.' normal course of business; or

(v)
death, any unvested Deferred Shares shall vest and one Share of Common Stock shall be delivered to the Grantee in respect of each vested Deferred Share (x) in the event of termination by reason of clauses (a)(i), (a)(ii), (a)(iii) or (a)(iv) of this Article 3.2, as soon as practicable following the applicable Vesting Date in respect of such Deferred Shares (but in any event no later than the end of the calendar year in which such Vesting Date occurs) and (y) in the event of termination by reason of Article 3.2(a)(v), as soon as practicable following the date of death (but in any event no later than the end of the calendar year in which such date of death occurs).

(b)	In the event of a Change in Control, Section 3.6 of the Plan shall, to the extent inconsistent with anything set forth elsewhere in this Agreement, govern the treatment of Deferred Shares.

3.3    Termination of Employment - All Converted Awards.

(a)
If a Grantee is given notice of termination of Employment in circumstances involving fraud, gross negligence, willful misconduct or any activity detrimental to the Company, as determined by the Committee, then all Converted Awards (vested and not unvested) shall lapse immediately on the date the notice of termination of Employment is given to the Grantee.

(b)
Notwithstanding Article 3.2(a) or 3.3(a), the Committee in its absolute discretion may consent to vest any such Converted Award in whole or in part to the extent as it may determine and considers reasonable.

(c)	Other than as set forth in Article 3.2, any unvested Converted Awards shall expire upon termination of Employment without any consideration and the Grantee shall have no further rights thereto.

Article 4 - Claw back and Hold back

4.1    Claw Back.

(a)
Notwithstanding the terms and conditions as specified in the Plan and this Agreement, the Grantee expressly agrees that the Company shall have the right to reclaim any shares of Common Stock that have been delivered to the Grantee under the Plan in the event that he or she engages in conduct or performs acts which as the Committee determines to be:

(i)	malfeasance;

(ii)	fraud; or

(iii)	specific conduct, alone or in concert with others, which has led to the material restatement of the Company's annual accounts and/or significant (reputational) harm to the Company.

(b)
By signing this Agreement, the Grantee acknowledges that he or she understands and agrees that in the event the Committee determines that Grantee has engaged in conduct or performed acts specified in Article 4.1(a) and Grantee has sold all or a portion of his or her shares of Common Stock after vesting, the Company has the right to claim from the Grantee an amount in US dollars equal to the Fair Market Value of such shares at the time of such sale and the Grantee is obliged to repay this amount at first demand by the Company, such payment to be made no later than 30 days after the first demand.

4.2	Hold Back. The Committee has the authority to adjust the number of shares of Common Stock and/or cancel the Converted Awards in whole or in part:

(a)	in case of evidence of misbehavior or serious error by the Grantee (e.g. breach of code of conduct and other internal rules, especially concerning risks); or

(b)	in case of evidence of malfeasance or fraud by the Grantee; or

(c)	in the event the Company or the business line in which the relevant staff member works suffers a significant failure of risk management; or

(d)	in the event of significant negative changes in the economic or regulatory capital base (based on a capital test); or

(e)	if any other material new information arises that would have changed the original determination of the award if it were known at the time of award; or

(f)
specific conduct, alone or in concert with others, which has led to the material restatement of the Company's annual accounts and/or significant (reputational) harm to the Company or any of its Subsidiaries or Affiliates.

 The Committee will annually assess, prior to vesting, whether and to what extent this discretionary authority needs to be applied.

Article 5 - Various

5.1
Compliance with U.S. Tax Law. Where the Grantee qualifies as a US Taxpayer, the Grantee understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and the Converted Awards made hereby, shall be administered in accordance with the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to, Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, any adjustment of any of the Converted Awards granted hereby shall be made in compliance with Section 409A of the Code. The Converted Awards granted hereby are intended to comply with Section 409A of the Code and will be administered and interpreted in accordance with that intent. In the event that the Grantee is a “specified employee” (within the meaning of the Treasury Regulations §1.409A‑1(i)) as of the date of the Grantee's “separation from service” (within the meaning of Treasury Regulations §1.409A‑1(h)) and if, as a result, any shares of Common Stock cannot be delivered, or any Converted Award cannot be paid or provided, in either case in the manner or at the time otherwise provided in Article 3, without subjecting the Grantee to “additional tax”, interest or penalties under Section 409A of the Code, then such shares shall be delivered, or Converted Award will be paid or provided, on the first day of the seventh month following the Grantee's separation from service.

5.2
Delivery of Common Stock or Sale of Common Stock. Except as otherwise provided above and notwithstanding anything in the Plan to the contrary, in accordance with instructions provided by the Grantee, shares of Common Stock, to the extent relating to a vested Converted Award, shall be transferred to the brokerage account of the Grantee and/or sold by the Company on behalf of and for the account of the Grantee upon delivery. The Grantee should provide instructions to the Company during the designated period(s) prior to the date of vesting instructing the Company to transfer the shares to the brokerage account of the Grantee and/or to sell such shares on behalf of and for the account of the Grantee. If the Grantee fails to provide any such instructions to the Company during the designated period(s), the shares shall automatically be sold on behalf of and for the account of the Grantee.

Article 6 - Data protection

6.1
The Grantee hereby (i) consents to the processing, collection, recording, organizing, storing and adapting by the Company and the third party administrators involved in the operation and administration of the Plan, of the personal data, (including, without limitation, name, business contact information, employee number, position and information on Awards) relating to the Grantee for the sole purpose of participating in the Plan and the Agreement, including the operation and administration of the Plan, and (ii) grants such consent for the duration of the Plan.

6.2
The Grantee also consents to the transfer of his/her personal data referred to under Article 6.1 of this Agreement by the Company to third party administrators that are assigned to the operation and administration of the Plan for this Grantee specifically and that are located in the United States or elsewhere.

6.3
The Grantee also agrees that a limited set of his/her personal data (name, LSPP ID, business line) is accessible to those third party administrators that are not specifically assigned to him/her for the operation and administration of the Plan for the sole purpose of identification and other related administrative reasons (e.g. to trace Grantees that have changed position within the Company).

6.4
The Grantee's personal data related to the Plan will be held in a database file titled with his/her name and unique identification code for the duration of the Plan, taking to account any additional data retention period required by applicable law. The database will be kept by the Company on behalf of the Company.

6.5
The Grantee understands that the provision of all of his/her personal data is obligatory for the purpose of his/her participation in the Plan and agrees with the transfer of the relevant personal data to the Company entity that he/she is employed by. The Participant is aware of his/her right to access and/or correct personal data, if and when necessary, by contacting the local Human Resources representative.

6.6
The Grantee hereby agrees that, as a result of the IPO of ING U.S., ING U.S. may transfer the Grantee's personal data to a third party administrator, including one that is not an affiliated company, in order to carry out necessary administrative functions with respect to this Converted Award.

Article 7 - Governing law and Jurisdiction

7.1
Governing law and jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York. The Company and the Grantee irrevocably submit, in respect of any suit, action or proceeding arising out of or relating to or concerning the Plan or the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of any state or federal court located in New York, New York and to be bound by the provisions of Section 3.16 of the Plan.

7.2
Partial invalidity. Parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 8 - Grantee Covenants

8.1	In consideration of the Converted Awards granted under this Agreement, Grantee agrees to abide by the restrictive covenants set forth below. For the purposes of this Article, the definition of

“Company” is expanded to include any Subsidiaries or Affiliates that do business in the United States.

(i)
Protection of confidential information. The Grantee will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company.

(ii)
Nonsolicitation of employees and agents. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

(iii)
Nonsolicitation of customers. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to solicit the trade of any person that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom Grantee had contact during employment.

(iv)
Agreement to Cooperate.  Following the termination of Employment, the Grantee will cooperate with the Company, without additional compensation, on matters within the scope of Grantee's responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Grantee incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Grantee's other commitments.

8.2
If any provision of Article 8.1 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

8.3
The Grantee acknowledges that these covenants are a material inducement for the Company to effect the Converted Awards granted under this Agreement. The Grantee further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Grantee agrees that, if the Grantee breaches any of the covenants:

(i)    any Converted Award made to the Grantee pursuant to this Agreement will be rescinded;

(ii)	the Grantee will not be entitled to retain any income or property derived from the Award; and

(iii)
the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Grantee from committing any violation of the covenants contained in Article 8.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.

8.4	The Company may terminate any Converted Award if the Grantee has willfully engaged in gross misconduct that the Company determines is likely to be damaging or detrimental to the Company.

8.5
This Article 8 will be interpreted in accordance with the laws of the State of New York. Any proceedings involving Article 8 will be brought in a court of competent jurisdiction in the State of New York.

Article 9 - Definitions

9.1	“ADR” shall mean an American Depositary Receipt issued in respect of an issued and fully paid-up ordinary share in the capital of the ING Groep NV.

9.2	“BDR” shall mean a Bearer Depositary Receipt issued in respect of an issued and fully paid-up ordinary share in the capital of the ING Groep NV.

9.3
“Business Conditions” shall mean any situation, not being a Business Divestiture, in which the termination of a Grantee's employment is caused by economic or strategic considerations and is not based primarily on the Grantee's individual performance.

9.4
“Business Divestiture” shall mean the complete or partial transfer of a Subsidiary by which the Grantee is Employed to a transferee that is not a Subsidiary or a complete or partial initial public offering of a Subsidiary by which the Grantee is Employed. A partial transfer or initial public offering is only considered a Business Divestiture if such transfer or initial public offering results in ING U.S. (directly or indirectly) owning less than 50.1% of the voting stock in such transferred Subsidiary, where this Business Divestiture does not form part of ING U.S.' normal course of business as determined by the Committee.

9.5	“Deferred Share” shall mean a conditional right to receive a number of shares of Common Stock upon vesting.

9.6	“Redundancy” shall mean termination of a Grantee's Employment by the Company due to a reorganization of the Company in such circumstances as the Committee determines in its absolute discretion.

9.7
“Total and Permanent Disability” shall mean the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in: (i) any insurance policy or plan provided to the Grantee by the Company; or alternatively (ii) the Grantee's applicable national legislation pertaining to persons with disability.